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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 1, 2004,

Between

AIXTRON AKTIENGESELLSCHAFT

And

GENUS, INC.

i

EXHIBIT A—Form of Agreement of Merger
EXHIBIT B—Form of Affiliate Letter
EXHIBIT C—Form of Tax Opinion of McDermott Will & Emery LLP
EXHIBIT D—Form of Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
EXHIBIT E—Form of Parent Representation Letter
EXHIBIT F—Form of Company Representation Letter

INDEX OF DEFINED TERMS

Terms	Section
Acquiring Person	3.05(c)
affiliate	9.03
Agreement	Preamble
Agreement of Merger	1.03
Antitrust and Trade Laws	6.03(b)
Authorized Share Capital	4.03(c)
BaFin	4.04(b)
business day	9.03
Certificates	2.02(b)
CGCL	Recitals
Charter Amendment	4.03(c)
Closing	1.02
Closing Date	1.02
Code	Recitals
Commercial Register	2.02(a)
Commercial Register Entry	4.03(c)
Company	Preamble
Company Benefit Agreements	3.10
Company Benefit Plans	3.10
Company Board	Recitals
Company Bylaws	3.01
Company Capital Stock	3.03
Company Charter	3.01
Company Common Stock	Recitals
Company Convertible Notes	3.03
Company Disclosure Letter	Article III
Company Employee Stock Option	2.03(e)
Company Material Adverse Effect	9.03
Company Pension Plans	3.11(a)
Company Preferred Stock	3.03
Company Rights	3.03
Company Rights Agreement	3.03
Company SEC Documents	3.06(a)
Company Shareholder Approval	3.04(c)
Company Shareholders Meeting	6.01(d)
Company Stock Plans	2.03(e)
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(e)
Company Trust	2.03(a)
Company Warrants	3.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Contract	3.05(a)
Contribution Agent	1.01(a)
Covered Employees	6.04
Deposit Agreement	Recitals
Depositary	1.01(a)

Dissenting Shares	2.01(d)
Distribution Date	3.05(c)
Effect	9.03
Effective Time	1.03
Environmental Laws	3.14(a)
ERISA	3.11(a)
Excess Parent ADSs	2.02(e)(2)
Exchange Act	3.05(b)
Exchange Agent	1.01(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
Exchange Trust	2.02(e)(2)
Exercise Period	2.03
Exon-Florio Amendment	6.03(a)
Filed Company SEC Documents	3.08
Foreign Antitrust Laws	3.05(b)
Form F-4	3.07
Form F-6	3.07
FSE	3.07
GAAP	3.06(b)
Gazette	3.07
German business day	9.03
German Disclosure Document	3.07
Governmental Entity	3.05(b)
GSCL	2.02(a)
Hazardous Substance	3.14(a)
HSR Act	3.05(b)
Intellectual Property Rights	3.17(a)
Judgment	3.05(a)
knowledge or known	9.03
Law	3.05(a)
Liens	3.02(a)
Listing Prospectus	3.07
Maximum Number	2.01(c)
Maximum Premium	6.05(b)
Merger	Recitals
Merger Consideration	2.01(c)
Outside Date	8.01(b)(i)
Parent	Preamble
Parent ADRs	2.02(a)
Parent ADSs	Recitals
Parent Charter	4.01
Parent Disclosure Letter	Article IV
Parent Executive Board	Recitals
Parent Financial Statements	4.06
Parent Material Adverse Effect	9.03
Parent Options	4.02(a)
Parent Ordinary Shares	Recitals
Parent Shareholder Approval	4.03(d)

v

Parent Shareholders Meeting	6.01(e)
Parent Subsidiary	4.01
Parent Supervisory Board	Recitals
Permits	3.13
person	9.03
Proxy Statement	3.05(b)
Representatives	5.02(a)
Sarbanes-Oxley Act	3.06(c)
SEC	3.06(a)
Securities Act	3.06(b)
Share Capital Increase	2.02(a)
Share Exchange	2.02(a)
Share Issuance	2.02(a)
Shares Acquisition Date	3.05(c)
Sub	1.01(b)
Sub Common Stock	1.01(b)
subsidiary	9.03
Superior Company Proposal	5.02(e)
Superior Company Proposal Determination	5.02(b)
Superior Company Proposal Notice	5.02(b)
Surviving Corporation	1.01(c)
Surviving Corporation Common Stock	2.01(a)
Takeover Statute	3.04(b)
Tax Opinion	6.11
Tax Return	3.09(k)
Taxes	3.09(k)
Termination Fee	6.06(b)
Transactions	1.01(c)
Triggering Event	3.05(c)
Trust Company	1.01(a)
Voting Company Debt	3.03

        AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2004 (this "Agreement"), between AIXTRON AKTIENGESELLSCHAFT, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany and registered with the Commercial Register under HRB 7002 ("Parent"), and GENUS, INC., a California corporation (the "Company").

        WHEREAS the Board of Directors of the Company (the "Company Board") has determined that the merger (the "Merger") of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, is in the best interest of the Company and its shareholders and has approved this Agreement, the Merger and the other Transactions in accordance with the California General Corporation Law (the "CGCL"), whereby each issued and outstanding share of common stock, without par value, of the Company (the "Company Common Stock"), not owned by Parent, Sub or the Company, shall be converted into the right to receive American Depositary Shares of Parent (the "Parent ADSs"), representing no-par value bearer shares (auf den Inhaber lautende Stückaktien ohne Nennbetrag) of Parent ("Parent Ordinary Shares"), with each Parent ADS representing one Parent Ordinary Share pursuant to the terms of the deposit agreement between Parent and the Depositary (the "Deposit Agreement");

        WHEREAS the executive board (Vorstand) of Parent (the "Parent Executive Board"), with the approval of the supervisory board (Aufsichtsrat) of Parent (the "Parent Supervisory Board"), has determined that this Agreement is in the best interest of Parent and its shareholders and the Parent Executive Board and the Parent Supervisory Board have approved this Agreement and the Transactions in accordance with the laws of the Federal Republic of Germany;

        WHEREAS, for U.S. Federal income tax purposes it is intended that the Merger and the Share Exchange qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01    Appointment of Trust Company; Formation of Merger Sub; The Merger.

        (a)    Appointment of Trust Company.    As promptly as practicable following the date hereof, Parent shall appoint a bank or trust company or other independent financial institution which shall be reasonably acceptable to the Company (the "Trust Company") to act as (i) contribution agent in connection with the formation of Sub and the Share Exchange (in such function, the "Contribution Agent"), pursuant to a contribution agreement between Parent and the Contribution Agent which shall be reasonably acceptable to the Company, (ii) depositary under the Deposit Agreement in connection with the issuance of Parent ADSs evidenced by Parent ADRs (in such function, the "Depositary"), and (iii) exchange agent in connection with the Share Exchange (in such function, the "Exchange Agent"). Parent shall enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. Parent may appoint one or more substitute persons reasonably acceptable to the Company to perform any of the functions of the Trust Company described herein.

        (b)    Formation of Merger Sub.    As promptly as practicable following such appointment, the Contribution Agent shall cause to be incorporated pursuant to the CGCL a corporation which shall be a constituent company in the Merger ("Sub") and which shall not transact any business other than participating in the Merger. Solely to accommodate the transactions described in this Article I and Article II, the Contribution Agent shall hold all the issued and outstanding shares of common stock, without par value, of Sub (the "Sub Common Stock").

        (c)    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the CGCL. The transactions contemplated by this Agreement, including the Merger, the Share Issuance, the Share Capital Increase, and the Share Exchange, are referred to in this Agreement collectively as "Transactions".

        SECTION 1.02    Closing.    The closing (the "Closing") of the Merger shall take place at the offices of McDermott Will & Emery LLP, 50 Rockefeller Plaza, New York, New York 10020 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party entitled to the benefits thereof), as soon as practicable (but no later than two business days) after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03    Effective Time.    Subject to the provisions of this Agreement, a copy of the agreement of merger, together with an officer's certificate of each constituent corporation (collectively, and substantially in the form attached as Exhibit A, the "Agreement of Merger"), shall be delivered by the Company to the Secretary of State of the State of California for filing, in accordance with Section 1103 of the CGCL, as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California or at such time thereafter as is agreed to between Parent and the Company and provided in the Agreement of Merger (the "Effective Time").

        SECTION 1.04    Effects.    The Merger shall have the effects set forth in Section 1107 of the CGCL.

        SECTION 1.05    Articles of Incorporation and Bylaws.    (a) The Amended and Restated Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

        (b)    The Restated Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

        SECTION 1.06    Directors.    The directors of the Company immediately prior to the Effective Time shall be deemed to have resigned, and the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the CGCL and the Bylaws of the Surviving Corporation, as the case may be.

        SECTION 1.07    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the CGCL and the Bylaws of the Surviving Corporation, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; SHARE EXCHANGE

        SECTION 2.01    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Sub Common Stock:

        (a)    Capital Stock of Sub.    Each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation (the "Surviving Corporation Common Stock").

        (b)    Cancellation of Treasury Stock and Parent-Owned Company Stock.    Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent ADSs or other consideration shall be delivered or deliverable in exchange therefor.

        (c)    Conversion of Company Common Stock.    Subject to Sections 2.01(d), 2.01(b) and 2.02(e), each issued and outstanding share of Company Common Stock shall be converted into the right to receive 0.51 Parent ADSs (the "Exchange Ratio"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder (including, for avoidance of doubt, the Company Trust) of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest. The Parent ADSs to be issued upon the conversion of shares of Company Common Stock pursuant to the terms of this Agreement and cash to be delivered in lieu of fractional Parent ADSs that would otherwise be issued upon the conversion of shares of Company Common Stock as contemplated by Section 2.02(e) are referred to collectively as "Merger Consideration". In no event shall Parent be obligated to issue (but may issue, if Parent so elects) an aggregate number of Parent Ordinary Shares or Parent ADSs in connection with the Transactions in excess of 27,000,000 (the "Maximum Number") in either case. Notwithstanding anything to the contrary in this Agreement (including Section 5.01(a)), the Company shall not issue any shares of Company Common Stock, options, equity securities or securities convertible or exchangeable into or exercisable for equity securities, to the extent that any such issuance would result (by way of conversion of such securities by the Merger into the right to receive Parent ADSs) in Parent being obligated to issue an aggregate number of Parent Ordinary Shares or Parent ADSs in connection with the Transactions in excess of the Maximum Number in either case, unless and to the extent Parent elects to do so.

        (d)    Dissenter's Rights.    Shares of Company Common Stock held by a holder who, subject to and in accordance with Section 1300 et seq. of the CGCL, has duly demanded the Company to purchase such holder's shares of Company Common Stock pursuant to the CGCL and has complied with all of the provisions of the CGCL concerning the right of such holder to demand the Company to purchase such holder's shares of Company Common Stock ("Dissenting Shares"), shall not be converted into a right to receive Merger Consideration, unless such holder withdraws or otherwise loses the right to demand purchase pursuant to the CGCL of such holder's shares of Company Common Stock. Instead, such holder's shares of Company Common Stock shall be converted into the right to receive such cash consideration as may be determined to be due to such holder as provided in the CGCL. If after the Effective Time such holder withdraws or otherwise loses the right to demand purchase pursuant to the CGCL of such holder's shares of Company Common Stock, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration payable in respect of such shares of Company Common Stock pursuant to Section 2.01(c). The Company shall give Parent (i) prompt notice of any demands for purchase of shares pursuant to Section 1300 et seq. of the CGCL received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        SECTION 2.02    Share Exchange.

        (a)    Share Exchange.    As soon as reasonably practicable following the Effective Time and in accordance with Sections 202 et seq. (including Sections 185 and 187) of the German Stock Corporation Law (Aktiengesetz) (the "GSCL") and any additional requirements pursuant to Section 6.14, Parent shall: (i) effect the increase of its stated share capital (Grundkapital) by (A) using authorized share capital (Ausnutzung Genehmigten Kapitals) to issue new Parent Ordinary Shares at nominal value without premium (zum geringsten Ausgabebetrag) underlying the Merger Consideration to the Contribution Agent for the benefit of the former holders of shares of the Company Common Stock (the "Share Issuance") against the contribution by the Contribution Agent to Parent of all of the issued and outstanding shares of Surviving Corporation Common Stock by contribution-in-kind by a resolution (Vorstandsbeschluss) of the Parent Executive Board with the approval (Zustimmung des Aufsichtsrats) of the Parent Supervisory Board and (B) registering the implementation of such increase of Parent's stated capital with the commercial register (Handelsregister) of the local court (Amtsgericht) Aachen of Parent (the "Commercial Register") (such registration, the "Share Capital Increase"); and (ii) cause (A) the Contribution Agent to deposit with the Depositary, for the benefit of the holders of shares of Company Common Stock, the Parent Ordinary Shares underlying the Merger Consideration, (B) the Depositary to issue to the Exchange Agent the Parent ADSs comprising the Merger Consideration and (C) the Exchange Agent to deliver in accordance with this Article II, the Parent ADSs reflecting the Merger Consideration and evidenced by Parent ADRs to the former holders of shares of Company Common Stock (such Parent ADSs, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund") and any cash in lieu of Parent ADRs representing fractional Parent ADSs (the actions described in clauses (i) and (ii) above, collectively, the "Share Exchange"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent ADSs evidenced by American Depositary Receipts issued by the Depository on behalf of Parent ("Parent ADRs") contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund in accordance with Section 2.02(b). The Exchange Fund shall not be used for any other purpose. At the Effective Time, Parent's obligation to effect the Share Exchange shall become unconditional, subject only to the completion of the contribution-in-kind by the Contribution Agent described in this Section 2.02(a). Subject to the approval of the Commercial Register, the transfer (dingliche und schuldrechtliche Übertragung) of Surviving Corporation Common Stock to Parent by the Contribution Agent by contribution-in-kind shall be made subject to the condition subsequent that the implementation of the capital increase (Durchführung der Kapitalerhöhung) is registered in the Commercial Register within a reasonable period of time following the filing of the application for registration; provided, that if the Commercial Register refuses such registration because of the condition subsequent, the contribution-in-kind shall be made without such condition subsequent.

        (b)    Exchange Procedures.    In furtherance of the Share Exchange, as soon as reasonably practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent ADR representing that number of whole Parent ADSs (together with cash in lieu of fractional Parent ADSs) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. Until such time as a Parent ADR representing Parent ADSs is issued to or at the direction of the holder of a surrendered Certificate, such Parent ADSs, and the Parent Ordinary Shares underlying such Parent ADSs, shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a Parent ADR representing the appropriate number of shares of Parent ADSs may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Parent ADSs to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02 and any dividends or distributions pursuant to Section 2.02(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

        (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Parent ADSs, or the Parent Ordinary Shares underlying such Parent ADSs, with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the Parent ADSs issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of Parent ADRs representing whole Parent ADSs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent ADS to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent ADSs, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent ADSs.

        (d)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        (e)    No Fractional Shares.    (1) No Parent ADRs representing fractional Parent ADSs shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent ADSs.

For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

        (2)    In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional Parent ADSs, as applicable, which would otherwise have been issued pursuant to Section 2.01 (the "Excess Parent ADSs"). The sale of the Excess Parent ADSs by the Exchange Agent shall be executed on the Nasdaq National Market, at such time as the Parent ADSs are quoted on the Nasdaq National Market, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "Exchange Trust") for the holders of Certificates. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional shares of Parent ADSs, the Exchange Agent shall make available such amounts to such holders of Certificates without interest. The Exchange Agent shall determine the portion of such net proceeds to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds, less all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Parent ADSs, by a fraction the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock is entitled (after taking into account all shares of Company Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional interests to which all holders of Certificates representing shares of Company Common Stock are entitled.

        (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered, subject to applicable Law, to Parent (or, at the election of Parent, the Exchange Agent or the Company Trust), upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (or the Exchange Agent or the Company Trust, as applicable) for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent ADSs as contemplated by this Article II.

        (g)    No Liability.    None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent ADSs (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent ADSs as contemplated by Section 2.02(c)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (h)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Trust, on a daily basis, in obligations of the United States of America. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

        (i)    Reclassification, etc.    If between the date of this Agreement and the Effective Time, all the outstanding Parent Ordinary Shares shall have been changed, or offered the opportunity to change, into a different number of shares or a different class, by reason of the occurrence of any reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be appropriately adjusted, to the extent necessary to reflect such reclassification, recapitalization, split, combination or exchange of shares.

        (j)    Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        (k)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), in each case, without any interest thereon.

        SECTION 2.03    Treatment of Stock Options.

        (a)    Promptly after the date hereof the Company shall establish a trust (which shall not be affiliated with either Parent or the Company), the purpose of which shall be to hold shares of Company Common Stock to be issued to holders of Company Employee Stock Options outstanding immediately prior to the Effective Time and for the purposes described in Section 6.13 (the "Company Trust"). Prior to the Effective Time, the Company shall issue and deliver to the Company Trust such number of shares of Company Common Stock as shall be necessary to satisfy the obligations under all unexercised Company Employee Stock Options outstanding immediately prior to the Effective Time.

        (b)    Each Company Employee Stock Option granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to acquire from the Company Trust, on the same terms and conditions as were applicable under the Company Employee Stock Option (but taking into account any changes thereto, by reason of this Agreement or the Transactions as may be provided for in the Company Stock Plans, in any award agreement or in such option), that number of Parent ADSs determined by multiplying the number of shares of Company Common Stock subject to such Company Employee Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole Parent ADS, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Employee Stock Option or Company Stock Plan, as applicable, divided by the Exchange Ratio; provided, however, that in the case of any Company Employee Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such Company Employee Stock Option and the terms and conditions related to the exercise of such Company Employee Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that in the case of any Company Employee Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 423 of the Code, the option price, the number of shares subject to such Company Employee Stock Option and the terms and conditions related to the exercise of such Company Employee Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and the adjustment to the exercise price shall only apply to the determination of the exercise price of the Company Employee Stock Option at the beginning of such option's offering period.

        (c)    Prior to the Effective Time, the Company shall (i) cause the plan administrator of each of the Company Stock Plans to determine that the adjustments pursuant to this Section 2.03 are sufficient to not cause any vesting in connection with the Merger as a result of such adjustments, and (ii) deliver to the holders of Company Employee Stock Options appropriate notices setting forth such holders' rights (including that the Company Trust shall satisfy the obligations under the Company Employee Stock Options) and the agreements evidencing the grants of such Company Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.03).

        (d)    No later than 5 business days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the Parent ADSs subject to such Company Employee Stock Options and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Company Employee Stock Options remain outstanding.

        (e)    For purposes of this Agreement:

    "Company Employee Stock Option" means any option to purchase Company Common Stock under any Company Stock Plan.

    "Company Stock Plans" means the Company's 2000 Incentive Stock Option Plan and 1989 Employee Stock Purchase Plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent that, except as expressly disclosed in the letter, dated as of the date of this Agreement, from the Company to Parent (the "Company Disclosure Letter"), and making reference to the particular section or subsection of this Agreement requiring such disclosure or to which exception is being taken (provided that the disclosures in any section or subsection of the Company Disclosure Letter shall qualify other sections or subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections), as follows:

        SECTION 3.01    Organization, Standing and Power.    Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has had or could reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the Restated Bylaws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

        SECTION 3.02    Company Subsidiaries; Equity Interests.    (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

        (b)    Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, except in connection with money market or similar accounts.

        SECTION 3.03    Capital Structure.    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value ("Company Preferred Stock" and, together with Company Common Stock, "Company Capital Stock"). At the close of business on June 25, 2004, (i) 39,667,451 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 3,654,226 shares of Company Common Stock were subject to outstanding Company Employee Stock Options and 1,454,455 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (iv) 156,775 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Warrants, (v) 4,911,623 shares of Company Common Stock were reserved for issuance upon conversion of the Company Convertible Notes and 2,000,000 shares of Company Common Stock were reserved for interest payments on the Company Convertible Notes, (vi) 7% Convertible Subordinated Notes due 2005 (the "Company Convertible Notes") with a face value of $6,975,000 were outstanding, which may be converted into Company Common Stock at the election of the holders thereof, (vii) warrants issued in May 2001 exercisable for 118,449 shares of Company Common Stock were outstanding, warrants issued in January 2002 exercisable for 38,326 shares of Company Common Stock were outstanding and no warrants issued in August 2002 exercisable for shares of Company Common Stock were outstanding (collectively, the "Company Warrants"), and (viii) 50,000 shares of Series C Participating Preferred Stock were reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Preferred Stock Rights Agreement dated as of September 26, 2000 (as amended from time to time, the "Company Rights Agreement"), between the Company and ChaseMellon Shareholder Services, Inc., as Rights Agent. Except as set forth above, at the close of business on June 25, 2004, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under any Company Stock Plan that were not granted in tandem with a related Company Employee Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except as set forth above, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, as of June 25, 2004, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive from the Company or any Company Subsidiary any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has delivered to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

        SECTION 3.04    Authority; Execution and Delivery; Enforceability.    (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        (b)    The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions in accordance with Section 1200 of the CGCL, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company's shareholders approve this Agreement and the Merger. No "fair price", "moratorium", "control share acquisition" or other state takeover statute or similar statute or regulation ("Takeover Statute") applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

        (c)    The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

        SECTION 3.05    No Conflicts; Consents.    (a) The execution, delivery and performance by the Company of this Agreement does not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation or administrative or judicial interpretation thereof ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

        (b)    No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notification to, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (B) compliance with any mandatory pre-merger notification and approval requirements under any foreign (non-US) antitrust or competition laws ("Foreign Antitrust Laws"), (ii) the filing with the SEC of (A) a proxy or information statement relating to the approval and adoption of this Agreement and the Merger by the Company's shareholders (the "Proxy Statement"), and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business and (iv) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

        (c)    The Company and the Company Board have taken or shall take within two business days after the date hereof all action necessary to (i) render the Company Rights inapplicable to this Agreement, the Merger and the other Transactions and (ii) ensure that (A) none of Parent, Sub or any of their respective affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other Transaction, (B) a "Distribution Date," "Shares Acquisition Date" or "Triggering Event" (each as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.

        SECTION 3.06    SEC Documents; Undisclosed Liabilities.    (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 2001 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis, the "Company SEC Documents").

        (b)    As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not as of its respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded or amended by a Company SEC Document filed subsequently and prior to the date hereof. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        (c)    Except as set forth in the Filed Company SEC Documents and other than liabilities incurred in the ordinary course of business consistent with past practice which have not had and could not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that (i) are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, or (ii) individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. The certifications required of each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, have been duly made and such certifications were at the time of filing or submission of each such certification true and correct. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings give to such terms in the Sarbanes-Oxley Act.

        (d)    None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

        SECTION 3.07    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) (A) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the Share Issuance (the "Form F-4"), or (B) the registration statement on Form F-6 to be filed with the SEC by the Depositary in connection with the Parent ADSs (the "Form F-6"), at the time the Form F-4 and Form F-6 are filed with the SEC, at any time either is amended or supplemented or at the time either becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (iii) the report of the Parent Executive Board (Bericht des Vorstands) pursuant to Section 186 of the GSCL and other disclosure documents required under applicable German Law with respect to the Parent Shareholders Meeting (the "German Disclosure Document") will, at the date the invitation to the Parent Shareholders Meeting is first published in the Electronic Federal Gazette (elektronischer Bundesanzeiger) (the "Gazette") or mailed to Parent's shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iv) the listing prospectus (Börsenzulassungsprospekt) required for the admission of the Parent Ordinary Shares issued as consideration for the contribution-in-kind of the Company Common Stock (the "Listing Prospectus") on the Regulated Market (Geregelter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse, the "FSE") (Prime Standard) will, at the date it is first published or mailed to the FSE contain any untrue or incomplete statement of a material fact or omit to state any material fact required to be stated therein required for the assessment of the value of the Parent Ordinary Shares; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

        SECTION 3.08    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), from the date of the most recent audited financial statements included in the Filed

Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice (other than with respect to the negotiation and execution of this Agreement), and during such period there has not been:

            (i)  any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

           (ii)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

          (iii)  any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

          (iv)  (A) any granting by the Company or any Company Subsidiary to any director, officer or employee of the Company or any Company Subsidiary of any increase in compensation, bonus or other benefits except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance or termination agreement with any such director, officer or employee that is not included in the Filed Company SEC Documents;

           (v)  any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP and specifically referenced in the Filed Company SEC Documents;

          (vi)  any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

         (vii)  any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate, has had or could be reasonably expected to have a Company Material Adverse Effect.

        SECTION 3.09    Taxes.    (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.

        (b)    The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for, and no requests for waivers of the time to assess any such Taxes are pending.

        (c)    The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 1999. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

        (d)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

        (e)    Neither the Company nor any of the Company Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) a "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

        (f)    The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger and the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (g)    Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a " controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (h)    Neither the Company nor any of the Company Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        (i)    Section 3.09(i) of the Company Disclosure Letter sets forth a complete schedule of each consolidated group of which the Company is or has been a member during the last six years. Such schedule sets forth the names of all members of each such consolidated group and the periods during which the Company or any of the Company Subsidiaries is or has been a member.

        (j)    Section 3.09(j) of the Company Disclosure Letter sets forth a complete schedule of all states in which the Company has "nexus" for state tax law purposes.

  (k)
  For purposes of this Agreement:

        "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

        "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

        SECTION 3.10    Absence of Changes in Benefit Plans.    Except as disclosed in the Filed Company SEC Documents, from the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment (except as required by applicable Law) in any material respect by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents, there are not any employment, consulting, indemnification, severance, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Agreements"), for which there remains any liability or obligation of the Company.

        SECTION 3.11    ERISA Compliance; Excess Parachute Payments.    (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary. The Company has delivered or made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and (v) the most recent United States Internal Revenue Service determination letter received with respect to any Company Pension Plan.

        (b)    Except as disclosed in the Filed Company SEC Documents, all Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(l), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been operated or amended since the date of its most recent determination letter or application therefor in any respect that would be reasonably likely to adversely affect its qualification.

        (c)    No Company Pension Plan is subject to Title IV of ERISA or Section 412 of the Code, whether or not waived, and the Company and the Company Subsidiaries have no other contingent liabilities under Title IV of ERISA. None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the taxes or penalties on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA.

        (d)    With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in Section 3.11(d) of the Company Disclosure Letter, (i) no such Company Benefit Plan has any obligations that have not been accrued in accordance with GAAP or is unfunded or uninsured or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), as applicable, (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) no such Company Benefit Plan (including any such Plan covering retirees or other former employees) obligates the Company or any Company Subsidiary to provide coverage to former employees, officers or directors except as may be required under Part 6 of

Title I of ERISA or similar statute and at the sole expense of the participant and the participant's beneficiary (except for administrative expenses).

        (e)    The Company Benefit Plans and Company Benefit Agreements have been operated and administered in all material respects in accordance with their terms and applicable Law, and there are no pending, or to the knowledge of the Company, threatened, suits, audits, examinations, actions or claims (other than benefit claims incurred in the ordinary course) with respect to any Company Benefit Plan or Company Benefit Agreement, and all contributions and payments thereunder have been timely and properly made (or otherwise properly accrued if not yet due) in all material respects.

        (f)    Except as disclosed in Section 3.11(f) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

        (g)    There are no amounts that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Agreement or Company Benefit Plan currently in effect that would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

        SECTION 3.12    Litigation.    There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.13    Compliance with Applicable Laws.    The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Merger would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09. The manufacturing facilities of the Company and the Company Subsidiaries are ISO 9001-2000 certified.

        SECTION 3.14    Environmental Matters.    (a) Neither the Company nor any of the Company Subsidiaries has (x) placed, held, located, released, transported or disposed of any Hazardous

Substances on, under, from or at any of the Company's or any of the Company Subsidiaries' current or former properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of the Company Subsidiaries' current or former properties or any other property but arising from the Company's or any of the Company Subsidiaries' current or former properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (z) received any written notice (A) of any violation of any Law or Judgment relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company's or any of the Company Subsidiaries' current or former properties or any other properties (collectively, "Environmental Laws") or of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, except where such violation, or the institution or pendency of any such suit, action, claim or proceeding is not reasonably likely to cause the Company or any of the Company's Subsidiaries to incur a cost, liability or expense of more than $250,000 in any one instance, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Company Subsidiaries' current or former properties or any other properties, except where such response or remediation is not reasonably likely to cause the Company or any of the Company's Subsidiaries to incur a cost, liability or expense of more than $250,000 in any one instance or (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Company Subsidiaries' current or former properties or any other properties, except where such demand is not reasonably likely to cause the Company or any of the Company's Subsidiaries to incur a cost, liability or expense of more than $250,000 in any one instance; provided, however, that the aggregate amount of costs, liabilities or expenses referred to in the exceptions at the end of subclauses (A), (B) and (C) above collectively shall not exceed $1,000,000 in the aggregate of all instances. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

        (b)    No Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to the Merger or the other Transactions, including any requirement to modify or to transfer any Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, that is required to be taken prior to the Closing. No Lien has been placed upon any of the Company's or the Company Subsidiaries' properties under any Environmental Law.

        SECTION 3.15    Contracts; Debt Instruments.

        (a)    Except as disclosed in the Filed Company SEC Documents, there are no Contracts that would constitute (i) "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) material contracts or agreements with customers (other than purchase orders), (iii) material contracts or agreements with suppliers, (iv) joint development agreements with customers, (v) settlement agreements pursuant to which the Company or any Company Subsidiary has any remaining material liability or obligation or (vi) material license agreements (other than "shrink wrap" software licenses), in each case to which the Company or any Company Subsidiary is a party, other than this Agreement, any other Contracts entered into in connection with this Agreement on the date hereof and Contracts entered into after the date hereof consistent with the terms of Section 5.01(a). None of the Company or any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

        (b)    None of the Company or any Company Subsidiary is a party to or is otherwise bound by any Contract or covenant restricting in any material respect the development, manufacturing, marketing or distribution of the Company's or the Company Subsidiaries' existing business, products or services. None of the Company or any Company Subsidiary has entered into any Contract with any affiliate of the Company that is currently in effect other than Contracts disclosed in the Filed Company SEC Documents.

        (c)    Set forth in Section 3.15(c) of the Company Disclosure Letter is (x) a list of all material loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and (y) the respective amounts currently outstanding thereunder as of the date hereof.

        SECTION 3.16    Title to Properties.    (a) Each of the Company and each of the Company Subsidiaries has good and valid title to, or valid leasehold interests in, all its properties and assets except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their business as currently conducted.

        (b)    Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all such material leases.

        SECTION 3.17    Intellectual Property.    (a) All patents, trademarks and applications therefor owned by the Company or any of the Company Subsidiaries have been duly registered, filed with or issued by each appropriate Governmental Entity in the relevant jurisdiction, all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been timely paid to continue all such rights in effect, except for failures to register, file or pay that, individually or in the aggregate, have not been and could not reasonably be expected to be material to the business of the Company. None of the patents set forth in Section 3.17(a) of the Company Disclosure Letter has been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. Each inventor named on the patents and the patent applications identified as being owned by the Company or any of the Company Subsidiaries in Section 3.17(a) of the Company Disclosure Letter has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Company Subsidiary, except to the extent that any failures to assign, individually or in the aggregate, have not been and could not reasonably be expected to be material to the business of the Company. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, technical know-how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole (it being understood that this sentence does not relate to matters with respect to the infringement of Intellectual Property Rights, which are the subject of the last two sentences of this Section 3.17(a)). Section 3.17(a) of the Company

Disclosure Letter sets forth a description of all registered Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

        (b)    No claims against the Company or any Company Subsidiary are pending or, to the knowledge of the Company, threatened with regard to the ownership by the Company or any of the Company Subsidiaries of any of their respective Intellectual Property Rights.

        (c)    The Company uses, and has used, commercially reasonable efforts to maintain the confidentiality of its trade secrets except to the extent that any failure to use such commercially reasonable efforts, has not been and could not reasonably be expected to be material to the business of the Company.

        SECTION 3.18    Labor Matters.    There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the knowledge of the Company, since January 1, 2003, neither the Company nor any of the Company Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, group work stoppages, group slowdowns or lockouts.

        SECTION 3.19    Opinion of Financial Advisor.    The Company has received the opinion of Needham & Company, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion has been, or will be promptly after receipt by the Company thereof, delivered to Parent.

        SECTION 3.20    Brokers.    No broker, finder, investment banker, financial advisor or other person, other than Needham & Company, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Needham & Company, Inc. relating to the Merger and the other Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company that, except as expressly disclosed in the letter, dated as of the date of this Agreement, from Parent to the Company (the "Parent Disclosure Letter"), and making reference to the particular section or subsection of this Agreement requiring such disclosure or to which exception is being taken (provided that the disclosures in any section or subsection of the Parent Disclosure Letter shall qualify other sections or subsections in this Article IV to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections), as follows:

        SECTION 4.01    Organization, Standing and Power.    Parent is a stock corporation (Aktiengesellschaft), duly organized and validly existing under the laws of the Federal Republic of Germany and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each of Parent and the subsidiaries of Parent (each a "Parent Subsidiary") is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had could or reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Articles of Association (Satzung) of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter").

        SECTION 4.02    Capital Structure.    (a) As of the date of this Agreement, the stated share capital (Grundkapital) of Parent is equal to € 64,831,512.00, divided into 64,831,512 Parent Ordinary Shares. As of the date of this Agreement, (i) the authorized share capital I (Genehmigtes Kapital I) is equal to € 25,931,452.00 and (ii) the authorized share capital II (Genehmigtes Kapital II) is equal to € 6,482,863.00. As of the date of this Agreement the contingent share capital (Bedingtes Kapital) consists of (i) up to € 44,160.00 reserved for issuance upon exercise of convertible bonds (Wandelschuldverschreibungen) to be issued until October 24, 2002 in accordance with the shareholders' resolution dated October 24, 1997, (ii) up to € 2,924,328.00 reserved for issuance upon exercise of outstanding stock options (Gewährung von Bezugsrechten) ("Parent Options") in accordance with the stock option program adopted by shareholders' resolution dated May 26, 1999 (Aktienoptions-Plan 1999), and (iii) up to € 25,931,452.00 reserved for issuance upon exercise of convertible bonds and convertible options (Wandel-oder Optionsschuldverschreibungen) to be issued until May 21, 2007 in accordance with the shareholders' resolution dated May 22, 2002, (iv) up to € 3,511,495.00 reserved for issuance upon exercise of outstanding Parent Options in accordance with the stock option program adopted by shareholders' resolution dated May 22, 2002 (Aktienoptions-Plan 2002). At the close of business on June 25 2004, 64,831,512 Parent Ordinary Shares were issued and outstanding all of which were validly issued and are fully paid, nonassessable and were not issued in violation of preemptive rights. At the close of business on June 25, 2004, 3,730,570 Parent Options to purchase 4,490,230 Parent Ordinary Shares were issued and outstanding.

        (b)    Subject to the Parent Shareholder Approval, the Commercial Register Entry and Section 6.14, the Parent Ordinary Shares that underlie the Parent ADSs to be delivered in connection with the Merger will be duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and will not have been issued in violation of preemptive rights.

        SECTION 4.03    Authority; Execution and Delivery; Enforceability.    (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery and performance by Parent of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, subject, in the case of the Share Capital Increase and the Share Issuance, to receipt of the Parent Shareholder Approval, the Commercial Register Entry and Section 6.14. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms.

        (b)    Each of the Parent Supervisory Board and the Parent Executive Board, at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Merger and the other Transactions.

        (c)    The Share Capital Increase requires that (i) the shareholders of Parent shall have approved the amendment to the Parent Charter authorizing the Parent Executive Board to increase the stated share capital (Grundkapital) of Parent against contribution-in-kind, and to exclude the statutory pre-emptive rights of the shareholders of Parent in connection therewith, by issuing new Parent Ordinary Shares for the purpose of acquiring companies in exchange for such newly issued Parent Ordinary Shares (Schaffung Genehmigten Kapitals, "Authorized Share Capital") (such amendment, the "Charter Amendment"), (ii) the Charter Amendment shall have been registered with the Commercial Register (such registration, the "Commercial Register Entry"), (iii) the Parent Executive Board shall have resolved with the approval of the Parent Supervisory Board to issue new Parent Ordinary Shares using authorized share capital for the benefit of former holders of shares of Company Common Stock by contribution-in-kind and (iv) the implementation of the Share Capital Increase shall have been registered with the Commercial Register.

        (d)    The only vote of any class or series of Parent Ordinary Shares necessary for the consummation of the Transactions is the approval of the Charter Amendment by the holders of more than 75% of the Parent Ordinary Shares present and voting (the "Parent Shareholder Approval"). The affirmative vote of the holders of Parent Ordinary Shares, or any of them, is not necessary to consummate any Transaction other than the Charter Amendment.

        SECTION 4.04    No Conflicts; Consents.    (a) The execution, delivery and performance by Parent of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) the Parent Charter, (ii) any Contract to which Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

        (b)    No Consent of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the HSR Act and (B) compliance with any mandatory pre-merger notification and approval requirements under any Foreign Antitrust Laws, (ii) the filing with the SEC of the Form F-4, the Form F-6 (by the Depositary) and a registration statement on Form 8-A relating to the registration of the Parent Ordinary Shares and Parent ADSs under the Exchange Act, (iii) the filing with the FSE of the Listing Prospectus, (iv) the filing of the Charter Amendment and its registration with the Commercial Register to authorize the Share Capital Increase as required by applicable German Law, (v) the filing of the implementation of the Share Capital Increase and its registration with the Commercial Register, (vi) applicable requirements or approvals under the Laws of Germany or the policies, rules or regulations of the FSE and/or the German Federal Financial Supervisory Agency (Bundesanstalt für Finanzdienstleistungsaufsicht) ("BaFin"), and (vii) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.05    Financial Statements.    (a) Parent has provided the Company with true and complete copies of (i) the unaudited consolidated balance sheet of Parent as of March 31, 2004 and the related consolidated statements of operations, cash flows and shareholders equity for the three months ended March 31, 2004 and (ii) the audited consolidated balance sheet of Parent as of December 31, 2003, December 31, 2002 and December 31, 2001 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three fiscal years ended December 31, 2003 together with all related notes and schedules thereto (collectively, the "Parent Financial Statements").

        (b)    The Parent Financial Statements (including any related notes and schedules) comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP (except, in the case of the Parent Financial Statements that are unaudited, subject to year-end adjustments and the absence of footnote disclosures) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown.

        (c)    Except as and to the extent set forth on the consolidated balance sheet of Parent as of December 31, 2003 including the related notes thereto and other than liabilities incurred in the ordinary course of business, consistent with past practice which have not had and could not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that (i) under GAAP would be required to be reflected on a consolidated balance sheet of Parent, or in the notes thereto, or (ii) individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.06    Information Supplied.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form F-4 or Form F-6 will, at the time the Form F-4 and Form F-6 are filed with the SEC, at any time either is amended or supplemented or at the time either becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (iii) the German Disclosure Document will, at the date the invitation to the Parent Shareholders Meeting is first published in the Gazette or mailed to Parent's shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iv) the Listing Prospectus will, at the date it is first published or mailed to the FSE contain any untrue or incomplete statement of a material fact or omit to state any material fact required to be stated therein required for the assessment of the value of the Parent Ordinary Shares; provided that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Form F-4 and the Form F-6 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder and the German Disclosure Document and the Listing Prospectus will comply as to form in all material respects with the requirements of the securities laws of the Federal Republic of Germany, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

        SECTION 4.07    Taxes.

        (a)    Parent and each Parent Subsidiary have timely filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it.

        (b)    Parent has timely paid all Taxes shown in such Tax Returns and all advance payments for Taxes as due from Parent or has entered adequate provisions or liabilities in the statutory financial statements of Parent as of December 31, 2003 to cover the full payment of all unpaid Taxes by Parent for all the periods to December 31, 2003, except in each case as has not had or could not reasonably be expected to have a Parent Material Adverse Effect.

        (c)    There are no material disputes with tax authorities and tax related court cases pending against Parent that are not adequately reserved for.

        (d)    Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger and the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 4.08    Litigation.    There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent or any of the Parent Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.09    Absence of Certain Changes or Events.    From December 31, 2003 to the date of this Agreement, Parent has conducted its business only in the ordinary course consistent with past practice (other than with respect to the negotiation and execution of this Agreement), and during such period there has not been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.10    Compliance with Applicable Laws.    Parent is in compliance in all material respects with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment. Parent has not received any written communication during the past two years from a Governmental Entity that alleges that Parent is not in compliance in any material respect with any applicable Law.

        SECTION 4.11    Intellectual Property.    Parent and the Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Parent and the Parent Subsidiaries taken as a whole (it being understood that this sentence does not relate to matters with respect to the infringement of Intellectual Property Rights, which are the subject of the last two sentences of this Section 4.11). No claims are pending or, to the knowledge of Parent, threatened that Parent or any of the Parent Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right that is material to Parent and the Parent Subsidiaries taken as a whole. To the knowledge of Parent, no person is infringing the rights of Parent or any of the Parent Subsidiaries with respect to any Intellectual Property Right that is material to Parent and the Parent Subsidiaries taken as a whole.

        SECTION 4.12    Brokers.    No broker, finder, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 5.01    Conduct of Business by the Company.    (a) From the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, except (i) as set forth in Section 5.01 of the Company Disclosure Letter, (ii) with the prior written consent of Parent (which consent shall not be unreasonably delayed but may be withheld in Parent's sole discretion) or (iii) for actions contemplated by this Agreement, but in each case subject to Section 2.01(c). In addition, and without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter and except for actions contemplated by this Agreement, but in each case subject to Section 2.01(c), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably delayed but may be withheld in Parent's sole discretion):

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii)  issue, deliver, sell or grant (A) any shares of its capital stock, other than the issuance of shares of Company Common Stock (1) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms and options granted consistent with clause (C) of this Section 5.01(a)(ii), (2) upon the exercise of Company Convertible Notes and Company Warrants or (3) to the Company Trust in accordance with this Agreement, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options (except with respect to options (1) granted pursuant to agreements in effect as of the date of this Agreement and set forth in Section 5.01(a)(ii) of the Company Disclosure Letter, (2) in the ordinary course of business consistent with prior practice to newly hired employees hired after the date of this Agreement or (3) options granted to directors or employees in December 2004 or January 2005 representing annual option grants in amounts and on terms in the ordinary course of business consistent with past practice to directors or employees who are such as of the date hereof; provided, that with respect to the foregoing subclauses (1), (2) and/or (3) of this clause (C) the Company shall not in any event issue after the date hereof options to purchase more than an aggregate of 1,000,000 shares of Company Common Stock), warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

          (iii)  amend the Company Charter, the Company Bylaws or other comparable charter or organizational documents;

          (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

           (v)  (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, bonus or other benefits except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of this Agreement set forth in the Filed Company SEC Documents or in Section 5.01(a)(v) of the Company Disclosure Letter, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents, (C) enter into any employment, consulting, deferred compensation, indemnification, severance or termination agreement with any such employee, (other than offer letters to at-will employees in the ordinary course of business consistent with past practice) officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits (except to the extent required under any agreement set forth in Section 5.01(a)(v) of the Company Disclosure Letter), or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

          (vi)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP;

         (vii)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in connection with the sale of inventory in the ordinary course of business consistent with past practice;

        (viii)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term trade payables incurred in the ordinary course of business consistent with past practice and debt not to exceed $1,000,000 in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company and other than advances of expenses to employees in the ordinary course of business consistent with past practice;

          (ix)  make or agree to make any new capital expenditure or expenditures that deviate substantially from the annual or quarterly operating and capital budgets of the Company;

           (x)  make or change any material Tax election or settle or compromise any material Tax liability or refund;

          (xi)  (A) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

         (xii)  except as otherwise contemplated by this Agreement, enter into any agreement of a nature that would be required to be filed as an Exhibit to Form 10-K under the Exchange Act or cancel or amend any such agreement in a manner that would be materially adverse to the Company;

        (xiii)  waive, release, assign, settle or compromise any material rights, claims or litigation;

        (xiv)  enter into any agreement that would restrict the Company or any of its current or future affiliates from engaging or competing in any line of business or in any geographic area; or

         (xv)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)    Conduct of Business by Parent.    From the date of this Agreement to the Effective Time, Parent shall and shall cause each Parent Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably delayed but may otherwise be withheld by the Company in its sole discretion):

            (i)  amend the Parent Charter, except for (x) the Charter Amendment, (y) any amendment in furtherance of the Transactions or (z) any amendment that could not reasonably be expected to cause any condition to the Merger set forth in Article VII not being satisfied;

           (ii)  pay or set a record date prior to the Effective Time relating to any extraordinary dividend or distribution of a material portion of its assets, other than any dividend or distribution by a Parent Subsidiary to the holder of its shares; or

          (iii)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (c)    Other Actions.    The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

        (d)    Advice of Changes.    The Company and Parent shall promptly advise the other orally and in writing of any change or event that has or could reasonably be expected to have an effect described in, or the occurrence or existence of a circumstance described in Section 5.01(c) with respect to such party. Notwithstanding the foregoing, no such advice or notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 5.02    No Solicitation.    (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer or director of, or any investment banker, attorney, accountant or other advisor or representative (collectively, "Representatives") of, the Company or any Company Subsidiary to, and the Company shall not authorize or knowingly permit any non-officer employee of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Company Takeover Proposal, or take any other action designed to facilitate any inquiries or the making of any proposal that constitutes, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or

(iii) enter into, participate in or continue any discussions (other than internal discussions solely among the officers, directors and Representatives of the Company) or negotiations regarding, or furnish to any person any information with respect to, any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and the Company's independent financial advisor) constitutes or is reasonably expected to result in a Superior Company Proposal, and which Company Takeover Proposal did not result from a breach of this Section 5.02(a), the Company may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the holders of the Company Common Stock under applicable Law, and subject to providing prior written notice of its decision to take such action to Parent in compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any such Company Takeover Proposal. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and in compliance with Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to Section 6.01(d) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

        (b)    Neither the Company nor the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company or the Company Board of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Shareholder Approval, (1) the Company Board receives a Superior Company Proposal, (2) in light of such Superior Company Proposal the Company Board shall have determined in good faith (after consultation with, and after receipt of advice of, outside counsel) that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement and the Merger in order to avoid a breach of its fiduciary duties to the holders of the Company Common Stock under applicable Law (a "Superior Company Proposal Determination"), (3) the Company has notified Parent in writing that the Company Board has made a Superior Company Proposal Determination (a "Superior Company Proposal Notice") and provided Parent a copy of the document and/or agreement providing for the Superior Company Proposal, (4) at least three German business days following receipt by Parent of the Superior Company Proposal Notice, and taking into account any revised proposal (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Superior Company Proposal Notice, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made a Superior Company Proposal Determination, and (5) the Company is in compliance with the terms of this Section 5.02(b), then, the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal. The Company acknowledges and agrees that each successive modification to the price terms, and/or each successive material modification to the terms, of a Company Takeover Proposal that is determined to be a Superior

Company Proposal shall be deemed to constitute a new Superior Company Proposal for purposes of this Section 5.02(b), except that the reference to "three German business days" in clause (4) of the second sentence of this Section 5.02(b) shall be deemed to be a reference to "one German business day" for purposes of this sentence.

        (c)    The Company shall promptly notify Parent in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person or persons making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry, and use reasonable efforts to orally notify Parent that such written notice has been sent. The Company shall (i) keep Parent reasonably informed of the status, including any change to the terms, of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party (other than due diligence information with respect to such third party) in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

        (d)    Nothing contained in this Section 5.02(d) shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if the Company Board determines in good faith (after consultation with outside counsel) that the failure to so disclose would result in a violation of the Company's obligations under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b). Notwithstanding anything in this Section 5.02(d), the Company, the Company Board or any committee thereof may not take, agree or resolve to take any action that would result in the Company's shareholders no longer being legally capable under the CGCL of validly approving this Agreement; provided, that, for the avoidance of doubt, this sentence shall not operate to nullify the provisions of Section 5.02(b), as and to the extent specifically provided therein.

        (e)    For purposes of this Agreement:

          "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company (other than a merger or consolidation of a newly formed wholly owned subsidiary of the Company with another person in connection with which the Company would issue less than 15% of its equity securities, securities convertible or exchangeable into or exercisable for equity securities or Voting Company Debt), (ii) any proposal or offer for the issuance by the Company of over 15% of its equity securities, securities convertible or exchangeable into or exercisable for equity securities or Voting Company Debt as consideration for the assets or securities of another person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities, securities convertible or exchangeable into or exercisable for equity securities or Voting Company Debt or consolidated total assets of the Company or (iv) any proposal or offer to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) over 15% of the consolidated total assets of the Company, in each case, in a single transaction or a series of transactions, other than the Transactions.

          "Superior Company Proposal" means any unsolicited bona fide written proposal made by a third party to acquire all the equity securities of the Company, pursuant to a tender or exchange offer, a merger or a consolidation, (i) on terms which the Company Board determines in good faith to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions (following receipt of advice from the Company's independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions or this Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.01    Preparation of Filings; Shareholders Meetings.    (a) As soon as reasonably practicable following the date of this Agreement, (i) Parent shall prepare and file with the SEC the Form F-4, in which the Proxy Statement prepared by the Company will be included as a prospectus, (ii) Parent shall use its reasonable best efforts to cause the Depositary to prepare and file with the SEC the Form F-6 and (iii) Parent shall prepare and file with the FSE the Listing Prospectus and shall prepare the German Disclosure Document. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the FSE with respect thereto, as applicable. Each of the Company and Parent shall use its reasonable best efforts to have the Form F-4 and Form F-6 declared effective under the Securities Act as promptly as practicable after each such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form F-4 and Form F 6 are declared effective under the Securities Act. Parent shall use its reasonable best efforts to cause the German Disclosure Document and the Listing Prospectus to be mailed to Parent's shareholders as promptly as practicable after the date of the filing of the Listing Prospectus. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Parent ADSs in the Merger and under the Company Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC, its staff or the FSE and of any request by the SEC, its staff or the FSE for amendments or supplements to the Proxy Statement, the Form F-4, the Form F-6 and the Listing Prospectus or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC, its staff or the FSE, on the other hand, with respect to the Proxy Statement, the Form F-4, the Form F-6, the Listing Prospectus, the Merger or any of the other Transactions, as applicable.

        (b)    If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC or the FSE, as applicable, of any necessary amendment or supplement to the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company's shareholders or to Parent's shareholders, as applicable.

        (c)    If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC or the FSE, as applicable, of any necessary amendment or supplement to the Proxy Statement, the Form F-4, the Form F-6 or the Listing Prospectus and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company's shareholders or to Parent's shareholders, as applicable.

        (d)    The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval.

        (e)    Parent shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of seeking the Parent Shareholder Approval. The Parent Supervisory Board and the Parent Executive Board will recommend to the Parent shareholders that they give the Parent Shareholder Approval.

        (f)    The Company shall use reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

        (g)    Parent shall use reasonable efforts to cause to be delivered to the Company a letter of Deloitte & Touche GmbH or Deloitte & Touche LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

        SECTION 6.02    Access to Information; Confidentiality.    The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its and the Company Subsidiaries' properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the Federal or state securities laws, (b) a copy of the Company's monthly internal budget reports and (c) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall provide to the Company, from time to time prior to the Effective Time or the termination of this Agreement, such information as and when available as the Company shall reasonably request to confirm the financial condition and results of operations of Parent as reported. The Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Sections 1600 and 1601 of the CGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated February 17, 2004 between the Company and Parent (the "Confidentiality Agreement").

        SECTION 6.03    Reasonable Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any one or more of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any Transaction or this Agreement and (ii) if any Takeover Statute becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement without any adverse effect. In addition, if Parent so requests, Parent and the Company shall cooperate to file a notification pursuant to Section 721(a) of the Exon-Florio Amendment to the Defense Production Act of 1950 (the "Exon-Florio Amendment"); provided, however, that Parent shall have made such request within 60 days after the date hereof.

        (b)    Nothing in Section 6.03(a) shall require Parent to dispose of any of its material assets or to materially limit its freedom of action with respect to any of its businesses, or to consent to any material disposition of the Company's assets or material limits on the Company's freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Transactions relating to the HSR Act, Foreign Antitrust Laws or other antitrust, competition or premerger notification, or trade regulation law, the Exon-Florio Amendment or other regulation or order ("Antitrust and Trade Laws") or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust and Trade Laws. Parent shall be entitled to control (after good faith consultation with the Company) all contact and negotiations with any Governmental Entity concerning Antitrust and Trade Laws matters relevant to the Transactions. Parent shall also be responsible for determining (after good faith consultation with the Company) all aspects of strategy associated with obtaining any approvals, consents or waivers necessary to consummate the Transactions as required under any Antitrust and Trade Laws. Each of Parent and the Company agrees not to participate in any meeting(s) with any Government Entity in respect of any submission, notification or investigation under any Antitrust and Trade Laws unless such party consults with the other in advance and, to the extent permitted by such Governmental Entity, gives such party or the other party's counsel a reasonable opportunity to attend and participate at such meeting(s).

        SECTION 6.04    Benefit Plans.    Effective as of the Effective Time and until December 31, 2005, Parent shall provide, or cause the Surviving Corporation and its subsidiaries and successors to provide, those persons who, at the Effective Time, were employees of the Company ("Covered Employees"), with base salary, bonus opportunity and benefits (excluding equity based compensation) during their continuing employment that are substantially equivalent, in the aggregate, to the base salary, bonus opportunity and benefits (excluding equity based compensation) provided to such employees as of the date of this Agreement; provided, however, that the foregoing shall not apply to any Company Benefit Plan which shall be amended on or prior to the Effective Time in accordance with Section 2.03; and provided, further, that nothing herein shall restrict Parent or the Surviving Corporation from terminating the employment of any such employees in accordance with applicable Laws and contractual rights, if any, of such employees, or amending or terminating any Company Benefit Plan. Covered Employees shall receive credit for purposes of eligibility to participate, vesting and future vacation accruals under any employee benefit plan, program or arrangement established or maintained by Parent or one of the

Parent Subsidiaries for service accrued or deemed accrued with the Company prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit.

        SECTION 6.05    Directors and Officers Indemnification and Insurance.    (a) Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective articles of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time, and Parent agrees to guarantee (subject to 6.05(a) of the Parent Disclosure Letter), from and after the Effective Time, such indemnification obligations of the Company and the Company Subsidiaries provided in their respective articles of incorporation or by-laws and pursuant to agreements in effect as of the date hereof, as and to the extent that the Company or the Company Subsidiaries, as applicable, cease to be able to satisfy such obligations.

        (b)    For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that neither Parent nor the Company shall not be obligated, and Parent shall not be obligated to cause the Company, to make annual premium payments for such insurance to the extent such premiums exceed 175% of the annual premiums paid as of the date hereof by the Company for such insurance (such 175% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is set forth in Section 6.05(b) of the Company Disclosure Letter.

        SECTION 6.06    Fees and Expenses.    (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        (b)    In the event that: (1) this Agreement is terminated by Parent pursuant to Section 8.01(d) (other than Section 8.01(d)(iii)); or (2) a Company Takeover Proposal shall have been publicly announced (or, with respect to subclause (x) of this clause (2), a Company Takeover Proposal shall have been made known to the Company) or a Company Takeover Proposal shall have been made directly to the shareholders of the Company generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and such Company Takeover Proposal or intended Company Takeover Proposal shall not have been unconditionally and irrevocably withdrawn by (x) the date that is 30 days prior to the Outside Date and thereafter this Agreement is terminated pursuant to Section 8.01(b)(i) or (y) the date that is 10 business days prior to the date of the Company Shareholders Meeting and thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii); then, in each of clause (1) or clause (2) above, the Company shall promptly, but in no event later than the date of such termination, pay to Parent a fee of $7,000,000 (the "Termination Fee"), payable by wire transfer of immediately available day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (2) of this sentence unless and until within 12 months of such termination the Company or any Company Subsidiary enters into any definitive agreement with respect to, or consummates any Company Takeover Proposal, in which event the Termination Fee shall be payable upon the first to occur of such events. For purposes of this Section 6.06(b), the term "Company Takeover Proposal" shall have the meaning set forth in Section 5.02(e) except that references to "15%" shall be deemed references to "35%". The Company acknowledges that the agreements contained in this Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 6.06(b) as and when due, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 6.06(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) as such costs and expenses are incurred in connection with such suit together with interest on the amounts set forth in this Section 6.06(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        SECTION 6.07    Public Announcements.    Promptly following the execution and delivery of this Agreement by the parties, the parties shall issue a joint press release announcing this Agreement and the Merger, which joint press release shall be prepared by Parent (and shall be reasonably satisfactory to the Company). Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any other press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange.

        SECTION 6.08    Affiliates.    Promptly following the date of execution of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Company Shareholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B.

        SECTION 6.09    Nasdaq Quotation.    Parent shall use all reasonable efforts to cause the Parent ADSs to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. Parent shall use all reasonable efforts to cause the Parent ADSs to be issued in the Merger to be quoted on the Nasdaq National Market from and after the Effective Time until the date that is 18 months after the Effective Time.

        SECTION 6.10    Rights Agreement; Consequences if Rights Triggered.    The Company Board shall take all action necessary and appropriate or otherwise requested in writing by Parent in order to render the Company Rights and the Company Rights Agreement inapplicable to the Merger and the other Transactions. Except as approved in writing in advance by Parent, the Company Board shall not (i) amend, modify or waive any provision of the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company Board may take any action in connection with the Company Rights Agreement that is specifically required by a final order of a court of competent jurisdiction. If any Distribution Date, Shares Acquisition Date or Triggering Event occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Exchange Ratio as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

        SECTION 6.11    Tax Treatment.    The parties intend the Merger and the Share Exchange to qualify as a reorganization under Section 368(a) of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger and the Share Exchange to so qualify and to obtain the opinion of their respective counsel, to the effect that the Merger and the Share Exchange will be treated for U.S. Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion shall be substantially in the form of Exhibit C and Exhibit D (the "Tax Opinions"). For purposes of the Tax Opinions, each of Parent and the Company shall provide representation letters substantially in the form of Exhibit E and Exhibit F, respectively, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the shareholders of the Company and reissued as of the Closing Date. Each of Parent, the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger and the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 6.12    Transaction Litigation.    The Company shall give Parent the opportunity, at its own expense, to participate in the defense and/or settlement of any litigation against or involving the Company, its directors and/or officers relating to this Agreement or the Transactions.

        SECTION 6.13    Company Convertible Notes; Company Warrants.

        (a)    The Company shall deliver, or cause to be delivered, in accordance with the terms of the Company Convertible Notes, to each Holder (as defined therein) no more than 15 days before nor more than 10 days after the Effective Time, the Change of Control Notice (as defined therein). In the event any Holder does not exercise its conversion rights under the Convertible Notes prior to the Effective Time, the Company shall issue and transfer to the Company Trust that number of shares of Company Common Stock (which at the Effective Time shall be converted pursuant to Section 2.01(c) into the right to receive Parent ADSs) as may be required to satisfy such conversion rights and the Company shall, promptly after the Effective Time, execute a supplemental agreement with Holders of the Company Convertible Notes that shall give effect to Section 3(f) of the Company Convertible Notes and permit such Company Convertible Notes to be convertible into the appropriate number of Parent ADSs.

        (b)    The Company shall deliver, or cause to be delivered, in accordance with the terms of the Company Warrants, to each Holder (as defined therein) no less than 20 days prior to the record date set by the Company in connection with the Company Shareholders Meeting, the notice required by Section 9(k) of the Company Warrants. In the event a Holder does not exercise its Company Warrants prior to the Effective Time, the Company shall issue and transfer to the Company Trust that number of shares of Company Common Stock (which at the Effective Time shall be converted pursuant to Section 2.01(c) into the right to receive Parent ADSs) as may be required to satisfy such exercise rights and the Company shall, promptly after the Effective Time, issue a replacement warrant in exchange for each Company Warrant, which shall give effect to Section 10 of the Company Warrants and permit such Company Warrants to be exercisable for the appropriate number of Parent ADSs.

        SECTION 6.14    Certain Obligations of Parent.    Certain obligations of Parent set forth in this Agreement, including those obligations designed to survive the consummation of the Share Exchange, may require additional corporate actions specified in the GSCL be taken by or with respect to Parent. As required by Law, certain of such obligations of Parent shall be incorporated in agreements in connection with the contribution-in-kind to Parent, which agreements shall be entered into by Parent, the Company and the Contribution Agent in the context of the Share Exchange pursuant to Section 202 et seq. of the GSCL.

        SECTION 6.15    Board Representation.    As soon as reasonably practicable after the Effective Time, Parent shall use its reasonable best efforts to have the Parent Supervisory Board appoint William W. R. Elder, the Chairman, President and Chief Executive Officer of the Company, to the Parent Executive Board.

ARTICLE VII
CONDITIONS PRECEDENT

        SECTION 7.01    Conditions to Each Party's Obligation To Effect The Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    Shareholder Approvals.    The Company shall have obtained the Company Shareholder Approval and Parent shall have obtained the Parent Shareholder Approval.

        (b)    Registration with Commercial Register.    The Commercial Register Entry shall have been made.

        (c)    Nasdaq Quotation.    The Parent ADSs issuable to the Company's shareholders (including, for avoidance of doubt, the Company Trust) pursuant to this Agreement and in connection with the Company Stock Plans shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

        (d)    Antitrust.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the parties reasonably agree are necessary and the absence of which would prohibit, delay or impede the consummation of the Merger, shall have been obtained or made. The approval of the Committee on Foreign Investment in the United States shall have been obtained in the event Parent has elected to file a notification under the Exon-Florio Amendment in accordance with the last sentence of Section 6.03(a).

        (e)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Share Capital Increase shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

        (f)    Form F-4 and Form F-6.    The Form F-4 and Form F-6 shall each have become effective under the Securities Act and neither shall be the subject of any stop order or proceedings seeking a stop order.

        SECTION 7.02    Conditions to Obligations of Parent.    The obligations of Parent to effect the Merger are further subject to the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company in this Agreement that are qualified as to "Company Material Adverse Effect" shall be true and correct and those not so qualified, disregarding all qualifications contained therein relating to materiality, shall be true and correct except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement and on the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to "Company Material Adverse Effect" shall be true and correct, and those not so qualified, disregarding all qualifications contained therein relating to materiality, shall be true and correct except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (c)    No Litigation.    There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect.

        (d)    Tax Opinion.    Parent shall have received a Tax Opinion, dated as of the Closing Date, from McDermott Will & Emery LLP, counsel to Parent, substantially in the form of Exhibit C, to the effect that the Merger and the Share Exchange will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if McDermott Will & Emery LLP shall not render such Tax Opinion, this condition will nonetheless be deemed satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall render such opinion to Parent. In rendering such Tax Opinion, McDermott Will & Emery LLP or Wilson Sonsini Goodrich & Rosati, Professional Corporation, as the case may be, shall be entitled to rely upon representations provided by Parent and the Company, substantially in the form of Exhibit E and Exhibit F, respectively.

        (e)    Absence of Company Material Adverse Effect.    Except to the extent set forth in Section 7.02(e) of the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has or could reasonably be expected to have a Company Material Adverse Effect.

        SECTION 7.03    Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are further subject to the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of Parent in this Agreement that are qualified as to "Parent Material Adverse Effect" shall be true and correct and those not so qualified, disregarding all qualifications contained herein relating to materiality, shall be true and correct except as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to "Parent Material Adverse Effect" shall be true and correct, and those not so qualified, disregarding all qualifications contained therein relating to materiality shall be true and correct except as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

        (b)    Performance of Obligations of Parent.    Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

        (c)    Tax Opinion.    The Company shall have received a Tax Opinion, dated as of the Closing Date, from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company substantially in the form of Exhibit D, to the effect that the Merger and the Share Exchange will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall not render such Tax Opinion, this condition will nonetheless be deemed satisfied if McDermott Will & Emery LLP shall render such opinion to the Company. In rendering such Tax Opinion, Wilson Sonsini Goodrich & Rosati, Professional Corporation, or McDermott Will & Emery LLP, as the case may be, shall be entitled to rely upon representations provided by Parent and the Company substantially in the form of Exhibit E and Exhibit F, respectively.

        (d)    Absence of Parent Material Adverse Effect.    Except to the extent set forth in Section 7.03(d) of the Parent Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has or could reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.01    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval:

  (a)
  by mutual written consent of Parent and the Company;

  (b)
  by either Parent or the Company:

            (i)  if the Merger is not consummated on or before March 31, 2005 (the "Outside Date"), unless the failure to consummate the Merger has been caused primarily by material breach of this Agreement by the party seeking to terminate this Agreement;

           (ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any other Transaction and such order, decree, ruling or other action shall have become final and nonappealable;

          (iii)  if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; or

          (iv)  if, upon a vote at a duly held meeting to obtain the Parent Shareholder Approval, the Parent Shareholder Approval is not obtained;

  (c)
  by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days (or by the Outside Date, if earlier) after the giving of written notice to the Company of such breach;

  (d)
  by Parent:

            (i)  if the Company Board or any committee thereof (x) withdraws or modifies, in a manner adverse to Parent or Sub, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, (y) fails to recommend to the Company's shareholders that they give the Company Shareholder Approval or (z) approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal;

           (ii)  if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company's shareholders that they give the Company Shareholder Approval within 10 business days of Parent's written request to do so (which request may be made at any time that a Company Takeover Proposal is pending or a person has publicly announced an intention to commence a Company Takeover Proposal), which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal or intended Company Takeover Proposal, as applicable; or

          (iii)  if the Company materially breaches any of the covenants in Section 5.02; or

  (e)
  by the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days (or by the Outside Date, if earlier) after the giving of written notice to Parent of such breach.

        SECTION 8.02    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than Section 6.06, Section 6.07, this Section 8.02, Article IX and the last sentence of Section 6.02, which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of any representation, warranty or covenant set forth in this Agreement.

        SECTION 8.03    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or the shareholders of Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 8.04    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements of the other party or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 8.05    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent, action by the Parent Executive Board, or in the case of the Company, action by the Company Board.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.01    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Each party agrees that, except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Letter and the Parent Disclosure Letter), no party to this Agreement has made any other representations and warranties to such other party.

        SECTION 9.02    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery or (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by nationally-recognized overnight courier:

    (a)
    if to Parent, to:

        Aixtron Aktiengesellschaft
        Kackertstrasse
        D-52072 Aachen
        Germany
        Telephone No.: 49-241-8909-0
        Facsimile No.: 49-241-8909-40
        Attention: General Counsel

        with a copy to:

        McDermott Will & Emery LLP
        50 Rockefeller Plaza
        New York, New York 10020, USA
        Telephone No.: + 1 212-547-5400
        Facsimile No.: + 1 212-547-5444
        Attention: Thomas Sauermilch, Esq.

    (b)
    if to the Company, to:

        Genus, Inc.
        1139 Karlstad Drive
        Sunnyvale, CA 94089
        Telephone No.: +1 408-747-7120
        Facsimile No.: +1 408-747-7199
        Attention: General Counsel

        with a copy to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        One Market Plaza, Spear Tower
        Suite 3300
        San Francisco, CA 94105, USA
        Telephone No.: + 1 415-947-2000
        Facsimile No.: + 1 415-947-2099
        Attention: Steve L. Camahort, Esq.

        and

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, CA 94304-10500, USA
        Telephone No.: + 1 650-493-9300
        Facsimile No.: + 1 650-493-6811
        Attention: Mark L. Reinstra, Esq.

        SECTION 9.03    Definitions.    For purposes of this Agreement:

        An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        A "business day" means any day, other than Saturday, Sunday or a United States federal holiday.

        A "Company Material Adverse Effect" means any change, effect, event, occurrence or state of facts (collectively, an "Effect") that (a) is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) could prevent the performance by the Company of this Agreement or the consummation of the Merger and the other Transactions; provided, however, that for purposes of clause (a) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any Effect relating to the U.S. economy in general or the economy of any other country in general in which the Company has material operations, (ii) any Effect relating to the industry in which the Company operates generally and not materially disproportionately relating to the Company or (iii) any Effect resulting from the announcement or pendency of this Agreement.

        A "German business day" means any day, other than Saturday, Sunday or a German federal holiday.

        "knowledge" or "known" means with respect to any matter in question and with respect to any person, the actual knowledge of such matter of the officers of such person.

        A "Parent Material Adverse Effect" means any Effect that (a) is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) could prevent the performance by Parent of this Agreement or the consummation of the Merger and the other Transactions; provided, however, that for purposes of clause (a) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Parent Material Adverse Effect: (i) any Effect relating to the German economy in general or the economy of any other country in general in which Parent has material operations, (ii) any Effect relating to the industry in which Parent operates generally and not materially disproportionately relating to Parent or (iii) any Effect resulting from the announcement or pendency of this Agreement.

        A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        SECTION 9.04    Interpretation.    When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". With respect to words or phrases in English in this Agreement that are followed by a parenthetical containing the German translation of such words or phrases, the German meaning of such words or phrases shall be deemed to control.

        SECTION 9.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.06    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, taken together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.05, are not intended to, and shall not be construed to, confer upon any person other than the parties any rights or remedies.

        SECTION 9.08    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts entered into, and to be performed wholly within, such State, except to the extent the laws of the Federal Republic of Germany or the State of California are mandatorily applicable to the Transactions.

        SECTION 9.09    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court and any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions set forth in Section 9.02. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any Transaction (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to serve process in accordance with this Section 9.10 or that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (b) to the fullest extent permitted by applicable Law that (i) the suit, action or preceding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        SECTION 9.11    Waiver of Jury Trial.    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certification in this Section 9.11.

[Signature Page Follows]

        IN WITNESS WHEREOF, Parent and the Company have duly executed this Agreement, all as of the date first written above.

AIXTRON AKTIENGESELLSCHAFT
By:	/s/ PAUL K. HYLAND Name: Paul K. Hyland Title: President and Chief Executive Officer
By:	/s/ CHRISTOPHER C. DODSON Name: Christopher C. Dodson Title: Chief Financial Officer
GENUS, INC.
By:	/s/ WILLIAM W.R. ELDER Name: William W.R. Elder Title: Chairman and Chief Executive Officer

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TABLE OF CONTENTS
INDEX OF DEFINED TERMS
ARTICLE I THE MERGER
ARTICLE II EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; SHARE EXCHANGE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS